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                     June 28, 2024

       Henry C.W. Nisser, Esq
       President and General Counsel
       Ault Alliance, Inc.
       11411 Southern Highlands Parkway, Suite 240
       Las Vegas, NV 89141

                                                        Re: Ault Alliance, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-12711

       Dear Henry C.W. Nisser, Esq:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Crypto Assets